Exhibit 99.1

XenoPort Reports First Quarter Financial Results

  Doubled HORIZANT net sales year-over-year to $13.7 million, with new prescriptions achieving an all-time high in March
  Continued to deliver on key corporate objectives

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 5, 2016--XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the first quarter ended March 31, 2016. Total revenues for the quarter were $14.1 million, compared to $7.1 million for the same period in 2015. Net loss for the first quarter was $14.6 million, compared to a net loss of $20.4 million for the same period in 2015. At March 31, 2016, XenoPort had cash and cash equivalents and short-term investments of $120.2 million.

Business Progress Since the Start of the First Quarter

  HORIZANT® (gabapentin enacarbil) Extended-Release Tablets net product sales continued to accelerate, achieving $13.7 million for the first quarter, a 106% increase over the same period in 2015.
  Total HORIZANT prescribed tablets increased 51% compared to the first quarter of 2015.*
  HORIZANT clinical trial for use in alcohol use disorder (AUD) on track. The National Institute on Alcohol Abuse and Alcoholism (NIAAA) has enrolled over 75% of approximately 350 patients in its clinical trial of HORIZANT in patients with AUD and anticipates reporting top-line results of this study in the first half of 2017.
  Signed a U.S. license agreement to grant Dr. Reddy’s Laboratories rights to develop and commercialize XP23829 for psoriasis and multiple sclerosis in exchange for $47.5 million upfront, $2.5 million upon the transfer of clinical trial materials plus up to $440.0 million in regulatory and commercial milestones and up to mid-teens royalties on potential sales of XP23829. The agreement is subject to review by the U.S. Government under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act, as amended, and will become effective only after clearing HSR review.

Vincent J. Angotti, chief executive officer of XenoPort, stated, “This quarter, we continued to deliver on our key corporate objectives to grow HORIZANT net product sales, secure a partner for XP23829 and manage our expenses appropriately for our growing business. HORIZANT net product sales more than doubled in the quarter compared to the first quarter of last year and we believe there is room for continued strong growth. The anticipated infusion of cash from the Dr. Reddy’s agreement, pending HSR clearance, together with our prudent expense management, further strengthens our belief in our ability to achieve profitability with our current cash resources. In addition, with the anticipated infusion of cash from the Dr. Reddy’s agreement, we are now positioned to potentially accelerate HORIZANT sales growth through additional targeted investments in select underpenetrated regions of the United States that, we believe, represent excellent opportunities to drive sales.”

XenoPort First Quarter 2016 Financial Results

Total revenues for the quarter were $14.1 million, compared to $7.1 million for the same period in 2015. The increase in revenues for the first quarter of 2016 was principally due to increased HORIZANT net product sales, which totaled $13.7 million for the quarter compared with $6.6 million for the same period in 2015.

Research and development expenses for the first quarter of 2016 were $1.8 million, compared to $6.4 million for the same period in 2015. The decrease in research and development expenses for the first quarter of 2016 was primarily due to decreased development costs for XP23829 and decreased personnel costs, resulting from the company’s decision at the end of the third quarter of 2015 to cease further internal development of XP23829 and shift the company’s focus to commercializing HORIZANT.

Selling, general and administrative expenses were $25.5 million for the first quarter of 2016, compared to $20.1 million for the same period in 2015. The increase in selling, general and administrative expenses for the first quarter of 2016 compared to the same period in 2015 was principally due to costs related to the continued and expanded commercialization of, and promotional activities for, HORIZANT.

Net loss for the first quarter of 2016 was $14.6 million, compared to a net loss of $20.4 million for the same period in 2015. Basic and diluted net loss per share were $0.23 for the first quarter of 2016, compared to basic and diluted net loss per share of $0.33 for the same period in 2015.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update on XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 1-706-679-1417.

The replay of the conference call may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-855-859-2056 for domestic callers or 1-404-537-3406 for international callers. The reference number to enter the call and the replay of the call is 77273079.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on commercializing HORIZANT in the United States. XenoPort has entered into an agreement with the National Institute on Alcohol Abuse and Alcoholism (NIAAA) under which the NIAAA has initiated a clinical trial evaluating gabapentin enacarbil as a potential treatment for patients with alcohol use disorder. REGNITE® (gabapentin enacarbil) Extended-Release Tablets is being marketed in Japan by Astellas Pharma Inc. XenoPort has granted exclusive world-wide rights for the development and commercialization of its clinical-stage oral product candidate, arbaclofen placarbil, to Indivior UK Ltd. for all indications. XenoPort has also entered into a definitive agreement to grant U.S. rights for the development and commercialization of its clinical-stage oral product candidate, XP23829, to Dr. Reddy’s Laboratories, which agreement is subject to review by the U.S. Government under the Hart-Scott-Rodino Antitrust Improvements Act, as amended. XenoPort developed and owns exclusive worldwide rights to XP21279, a prodrug of levodopa that is a potential treatment for patients with idiopathic Parkinson's disease.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the commercial opportunity, promotional efforts and value proposition for HORIZANT; the clinical development of HORIZANT by the NIAAA, including the anticipated timing of results of the NIAAA’s clinical trial; the suitability of HORIZANT as a potential treatment for AUD; the anticipated effectiveness of XenoPort's U.S. license agreement with Dr. Reddy's Laboratories as well as XenoPort's receipt of potential upfront and future milestone payments and potential royalty payments; the potential future development and commercialization of XP23829 by Dr. Reddy’s Laboratories; the therapeutic potential of XP23829; XenoPort’s belief in its ability to potentially achieve profitability with its current cash resources; XenoPort’s beliefs with respect to future HORIZANT sales growth though additional targeted investments or otherwise; and the therapeutic and commercial potential of XenoPort’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipates,” “believe,” “could,” “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to XenoPort’s relative lack of commercialization experience and its ability to successfully market and sell HORIZANT, including XenoPort’s ability to maintain internal and third-party sales, marketing, distribution, supply chain and other sufficient capabilities to sell HORIZANT; XenoPort’s dependence on the success of its strategies for HORIZANT commercialization, promotion and distribution, as well as its ability to successfully execute on these activities and to comply with applicable laws, regulations and regulatory requirements; the competitive environment for and the degree of market acceptance of HORIZANT; obtaining appropriate pricing and reimbursement for HORIZANT in an increasingly challenging environment; the difficulty and uncertainty of pharmaceutical product development and the uncertain results and timing of clinical trials and other studies, including the risk that success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful and that the results of clinical studies by other parties may not be indicative of the results in trials that XenoPort or its partners may conduct; the NIAAA’s ability to successfully conduct the proposed clinical trial of HORIZANT in the anticipated timeframe, or at all; the risk that the initiation or completion of clinical trials for HORIZANT may be delayed or terminated as a result of many factors, including delays in patient enrollment; the risk that XenoPort and/or the NIAAA may be required to conduct significant additional clinical testing of HORIZANT prior to any HORIZANT label expansion to include the AUD indication; the uncertainty of the FDA’s review process and other regulatory requirements; the risk that even if HORIZANT is approved for the treatment of AUD, XenoPort may be unable to, or may otherwise be unsuccessful in, expanding the commercial opportunity for HORIZANT; the potential inability of XenoPort and Dr. Reddy's Laboratories to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act, as amended, with respect to the U.S. license agreement for XP23829 entered into between the parties, in which case, XenoPort would not be entitled to any payments from Dr. Reddy's Laboratories with respect to XP23829; XenoPort’s dependence on collaborative partners, including the risks that if Dr. Reddy's Laboratories were to breach or terminate the U.S. license agreement or otherwise fail to successfully develop and commercialize XP23829 thereunder and in a timely manner, XenoPort would not obtain the anticipated financial and other benefits of the U.S. license agreement and the clinical development or commercialization of XP23829 could be delayed or terminated; the risk that XP23829 will require significant additional clinical testing prior to any possible regulatory approvals and failure could occur at any stage of its development; the uncertainty of the FDA’s review process and other regulatory requirements; the availability of resources to support XenoPort's operations; XenoPort's substantial outstanding debt and debt service obligations, which could, among other things, limit its flexibility in planning for, or reacting to, changes in its business and its industry; the uncertain therapeutic and commercial value of HORIZANT and XP23829; as well as risks related to future opportunities and plans, including the uncertainty of expected future financial performance and results. These and other risk factors are discussed under the heading "Risk Factors" in XenoPort's Securities and Exchange Commission filings and reports, including in its Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on February 26, 2016. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

HORIZANT, REGNITE and XENOPORT are registered trademarks of XenoPort, Inc.

* This information is an estimate derived from the use of information under license from the following IMS Health information service: IMS HEALTH – NPA™ (National Prescription Audit Family of Services) for the periods of the first quarter of 2016 and the first quarter of 2015. IMS expressly reserves all rights, including rights of copying, distribution and republication.

XNPT2F

XENOPORT, INC. BALANCE SHEETS (Unaudited, in thousands)

	March 31,	December 31,
	2016	2015

Current assets:
Cash and cash equivalents	$22,882	$61,317
Short-term investments	97,303	78,169
Accounts receivable	6,646	6,439
Inventories	2,259	2,068
Prepaids and other current assets	6,736	6,553
Total current assets	135,826	154,546
Property and equipment, net	1,681	1,792
Long-term inventories	12,680	7,581
Other assets	-	74
Total assets	$150,187	$163,993
Liabilities:
Current liabilities	$17,924	$19,284
Convertible senior notes, net	111,883	111,761
Other noncurrent liabilities	12,484	12,648
Total liabilities	142,291	143,693
Stockholders’ equity:
Common stock	63	63
Additional paid-in capital and other	691,526	689,366
Accumulated deficit	(683,693)	(669,129)
Total stockholders’ equity	7,896	20,300
Total liabilities and stockholders’ equity	$150,187	$163,993

XENOPORT, INC. STATEMENTS OF OPERATIONS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Product sales, net	$13,678	$6,639
Collaboration revenue	284	284
Royalty revenue	161	144
Total revenues	14,123	7,067
Operating expenses:
Cost of product sales	620	454
Research and development*	1,760	6,384
Selling, general and administrative*	25,483	20,099
Total operating expenses	27,863	26,937
Loss from operations	(13,740)	(19,870)
Net interest expense	(824)	(539)
Net loss	$(14,564)	$(20,409)
Basic and diluted net loss per share	$(0.23)	$(0.33)
Shares used to compute basic and diluted net loss per share	63,472	62,722

* Includes non-cash, stock-based compensation as follows:

Research and development	$96	$382
Selling, general and administrative	2,292	2,289
Total	$2,388	$2,671

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com